Exhibit 5.1

ATER WYNNE LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503) 226-1191 (phone)

(503) 226-0079 (fax)

September 13, 2007

Board of Directors

Cascade Microtech, Inc.

2430 N.W. 206th Avenue

Beaverton, OR 97006

Gentlemen:

We have acted as counsel to Cascade Microtech, Inc., an Oregon corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of 842,753 shares (the “Shares”) of the Company’s common stock, $.01 par value, under the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 10, 2007, and the proposed offer and sale of the Shares by certain selling shareholders of the Company.

As such counsel, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion. Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/    ATER WYNNE LLP

Ater Wynne LLP